Exhibit 99.1

For more information contact
Brendan Burke
Vice President and Treasurer
(817) 224-7742
Brendan.Burke@dyn-intl.com

DYNCORP INTERNATIONAL INC.'S PARENT REPORTS RESULTS FOR THIRD QUARTER 2014

•	Revenue of $540.3 million

•	Net loss attributable to Delta Tucker Holdings, Inc. of $71.5 million

•	Adjusted EBITDA of $28.8 million

•	Total backlog of $3.0 billion

•	DSO of 75 days

•	Term Loan principal prepayment of $30.0 million

MCLEAN, Va. - (November 10, 2014) - Delta Tucker Holdings, Inc. (“Holdings”), the parent of DynCorp International Inc. (“DI”), and together with Holdings, (the “Company”), a global services provider, today reported third quarter 2014 financial results.

Third quarter revenue was $540.3 million, compared to $766.8 million in the third quarter 2013, with the decrease primarily driven by the continued drawdown of U.S. forces in Afghanistan and delays in new business awards. Net loss attributable to Holdings for the third quarter 2014 was $71.5 million, compared with a net loss attributable to Holdings of $33.1 million in the third quarter 2013, largely due to the revenue declines discussed above, non-cash impairment charges of $51.0 million and a charge for additional contract losses associated with a contract dispute. The Company reported Adjusted EBITDA of $28.8 million for the third quarter, compared with $29.7 million for the same period in 2013.

“Though we continued to face U.S. government budget pressures and the impact of the continued drawdown of troops in Afghanistan, these challenges were anticipated and, in response, we realigned our organization and reduced costs during the quarter to increase operational efficiency and to create new opportunities for growth,” said Jim Geisler, interim chief executive officer.

“We successfully amended our credit facility which now provides an appropriate level of flexibility and allows us to execute our strategic and operational initiatives”, said Bill Kansky, chief financial officer. “In addition, the Company made a $30.0 million prepayment on our Term Loan, bringing our 2014 total to $90.0 million, which is in line with our full year guidance and highlights our continued commitment to deleveraging the enterprise.”

Third Quarter Highlights

•
In August, the Company announced the award of a contract with the Commonwealth of Australia's Department of Defence to provide project delivery services for Australian Defence bases. The contract has a six year base period with two, two-year options and a total potential contract value of $100.0 million.

•
In September, DynLogistics was selected to bid for task orders under a U.S. Army Intelligence and Security Command (INSCOM) contract to provide global intelligence support services (GISS). The contract is a five-year, indefinite delivery-indefinite quantity (ID/IQ) vehicle with a maximum total value of $5.0 billion.

•	In September 2014, the Company made a principal prepayment of $30.0 million on its Term Loan, bringing total prepayments for the year to $90.0 million.

•
On November 5, 2014, the Company completed an amendment to the Senior Credit Facility that reset financial maintenance covenant levels, reduced the aggregate principal amount of Revolving Credit Commitments by 20%, and modified the definition of “Consolidated Net Income” to exclude up to $35.0 million with respect to a one-time charge related to a U.S. Air Force contract.

Reportable Segments Results

DynAviation
Revenue for DynAviation was $293.2 million, compared with $313.2 million for the same period in 2013. The change was primarily the result of a decrease in demand on the INL-Air Wing program in Iraq, in addition to a reduction in volume of certain task orders under the Contract Field Teams (“CFT”) and Counter Narco-Terrorism Program Office ("CNTPO") programs, partially offset by revenue from the Army Field Maintenance (“AFM”) programs and the Multi Sensor Aerial Intelligence Surveillance Reconnaissance program.

Adjusted EBITDA was $26.4 million, compared to $12.7 million for the third quarter of 2013. Growth in profitability was driven by productivity gains on the INL-Air Wing program and the absence of a charge on a U.S. Air Force program that lowered earnings in the third quarter of 2013. These gains were partially offset by volume declines discussed above and a change in contract mix on the Theater Aviation Sustainment Manager (“TASM”) task order moving under the AFM contract vehicle. Adjusted EBITDA for the third quarter of 2014 excludes a one-time $35 million charge related to the U.S. Air Force contract referenced above.

DynLogistics
Revenue for DynLogistics was $247.8 million, compared with $451.4 million for the third quarter 2013, based on reduced volume on the Logistics Civil Augmentation Program (“LOGCAP IV”) resulting from the continued drawdown of troops in Afghanistan. Additionally revenue was impacted by de-scoping on the Afghanistan Ministry of Defense Program (“AMDP”) and Combined Security Transition Command Afghanistan ("CSTC-A") contracts, and lower volume on the Department of State Civilian Police program (“CivPol”) task orders. This decline was partially offset by increases in revenue from programs including the Africa Peacekeeping Program ("AFRICAP"), the War Reserve Materiel II program and the new task order for the Criminal Justice Program Support in Haiti.

Adjusted EBITDA was $3.3 million compared with $17.2 million for the third quarter 2013, with the change primarily a result of lower revenue as described above. Adjusted EBITDA as a percentage of revenue for the third quarter was 1.3% compared to 3.8% during the third quarter of 2013. The decrease primarily relates to lower profitability on our LOGCAP IV program as compared to the same period in 2013.

DynGlobal
In August 2014, we amended our operating structure by realigning the DynGlobal Group to better reflect its true nature as a pure business development organization focused on achieving our global growth objectives. DynGlobal continues to bring the full range of DI's diverse capabilities and decades of experience to international and commercial customers. Initial activities of DynGlobal have focused on the development and growth of this business.

Liquidity
Cash used by operating activities during the nine months ended September 26, 2014, was $17.7 million compared with $30.2 million for the same period in 2013. Cash used in operations for the nine months ended September 26, 2014, was primarily due to our net loss and changes in working capital partially offset by dividends received from equity method investees.

During the quarter the Company also made a $30.0 million principal prepayment on its Term Loan. The cash balance at quarter-end was $53.4 million with no borrowings outstanding under the Company’s revolving credit facility.

DSO at the end of the third quarter 2014 was 75 days, a 6 day increase from year end primarily due to the timing of payment cycles on certain programs.

Conference Call
The Company will host a conference call at 9:00 a.m. Eastern Time on November 10, 2014, to discuss results for the third quarter 2014. The call may be accessed by webcast or through a dial-in conference line.

To access the webcast and view the accompanying presentation, please go to http://www.dyn-intl.com, click on “Investor Relations” and “Events & Presentations.” Please go to the site approximately fifteen minutes prior to the start of the call to register, download and install any necessary audio software.

To participate by phone, dial (866) 871-0758 and enter the conference ID number: 12665287. International callers should dial (706) 634-5249 and enter the same conference ID number above. A telephonic replay will be available from 12:00 p.m. Eastern Time on November 10, 2014, through 11:59 p.m. Eastern Time on December 10, 2014. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the conference ID number.

About DynCorp International
DynCorp International, a wholly owned subsidiary of Delta Tucker Holdings, Inc., is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on more than six decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit www.dyn-intl.com.

Reconciliation to GAAP
In addition to the Company's financial results reported in accordance with accounting principles generally accepted in the United States of America (“GAAP”) included in this press release, the Company has provided certain financial measures that are not calculated according to GAAP, including EBITDA and Adjusted EBITDA. We define EBITDA as GAAP net income attributable to the Company adjusted for interest, taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain noncash items from operations and certain other items as defined in our Senior Unsecured Notes and/or our Credit Facility. Management believes these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. We believe that Adjusted EBITDA is useful in assessing our ability to generate cash to cover our debt obligations including interest and principal payments. Non-GAAP financial measures, such as EBITDA and Adjusted EBITDA are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

For a reconciliation of non-GAAP financial measures to the comparable GAAP financial measures please see the financial schedules accompanying this release.

Forward-looking Statements
This announcement may contain forward-looking statements regarding future events and our future results that are subject to the safe harbors created by the Private Securities Litigation Reform Act of 1995 under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties. Statements regarding the amount of our backlog, estimated total contract values, and 2014 outlook are other examples of forward-looking statements. We caution that these statements are further qualified by important economic, competitive, governmental, international and technological factors that could cause our business, strategy, projections or actual results or events to differ materially, or otherwise, from those in the forward-looking statements. These factors, risks and uncertainties include, among others, the following: the future impact of mergers acquisitions, joint ventures or teaming agreements; our substantial level of indebtedness and changes in availability of capital and cost of capital; the outcome of any material litigation, government investigation, government audit or other regulatory matters; policy and/or spending changes implemented by the Obama Administration, any subsequent administration or Congress, including extending the Continuing Resolution that the DoD is currently operating under; termination or modification of key U.S. government or commercial contracts, including subcontracts; changes in the demand for services that we provide or work awarded under our contracts, including without limitation, AMDP, INL, CFT and LOGCAP IV contracts; changes in the demand for services provided by our joint venture partners; changes due to the pursuit of new commercial business in the U.S. and abroad; activities of competitors and the outcome of bid protests; changes in significant operating expenses; impact of lower than expected win rates for new business; general political, economic, regulatory and business conditions in the U.S. or in other countries in which we operate; acts of war or terrorist activities, including cyber security threats; variations in performance of financial markets; the inherent difficulties of estimating future contract revenue and changes in anticipated revenue from indefinite delivery, IDIQ contracts and indefinite quantity contracts; the timing or magnitude of any award fee granted under our government contracts; changes in expected percentages of future revenue represented by fixed-price and time-and-materials contracts, including increased competition with respect to task orders subject to such contracts; decline in the estimated fair value of a reporting unit resulting in a goodwill impairment and a related non-cash impairment charged against earnings; changes in underlying assumptions, circumstance or estimates may have a material adverse effect upon the profitability of one or more contracts and our performance; changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability and cash flows; uncertainty created by management turnover; termination or modification of key subcontractor performance or delivery; and statements covering our business strategy, those described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2014, and other risks detailed from time to time in our reports filed with the SEC and other risks detailed from time to time in our reports posted to our website or made available publicly through other means. Accordingly, such forward-looking statements do not purport to be predictions of future events or circumstances and therefore, there can be no assurance that any forward-looking statements contained herein will prove to be accurate. We assume no obligation to update the forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. The Company's actual results could differ materially from those contained in the forward-looking statements.

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(Financial tables follow)

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands)

	Three Months Ended September 26, 2014	Three Months Ended September 27, 2013	Nine Months Ended September 26, 2014	Nine Months Ended September 27, 2013
Revenue	$540,327	$766,785	$1,744,052	$2,575,415
Cost of services	(510,965)	(706,308)	(1,606,045)	(2,346,007)
Selling, general and administrative expenses	(44,192)	(34,179)	(110,277)	(103,871)
Depreciation and amortization expense	(12,094)	(12,046)	(35,621)	(36,167)
Earnings from equity method investees	152	295	9,918	3,668
Impairment of goodwill, intangibles and long lived assets	(50,955)	(28,824)	(142,714)	(28,824)
Operating (loss) income	(77,727)	(14,277)	(140,687)	64,214
Interest expense	(17,237)	(19,720)	(53,438)	(58,721)
Loss on early extinguishment of debt	(242)	(230)	(862)	(230)
Interest income	68	31	151	77
Other income (expense), net	956	337	3,314	(124)
(Loss) income before income taxes	(94,182)	(33,859)	(191,522)	5,216
Benefit (provision) for income taxes	23,160	1,991	39,028	(11,393)
Net loss	(71,022)	(31,868)	(152,494)	(6,177)
Noncontrolling interests	(492)	(1,197)	(1,857)	(3,546)
Net loss attributable to DTH, Inc.	$(71,514)	$(33,065)	$(154,351)	$(9,723)

(Benefit) provision for income tax	(23,160)	(1,991)	(39,028)	11,393
Interest expense, net of interest income	17,169	19,689	53,287	58,644
Depreciation and amortization (1)	12,328	12,473	36,328	37,470
EBITDA	$(65,177)	$(2,894)	$(103,764)	$97,784

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (2)	87,001	29,173	185,910	29,765
Employee non-cash compensation, severance, and retention expense (3)	5,137	3,206	7,934	4,603
Management fees (4)	705	671	1,424	1,490
Acquisition accounting and Merger-related items (5)	971	(1,092)	1,548	(3,054)
Other (6)	140	588	17	983
Adjusted EBITDA	$28,777	$29,652	$93,069	$131,571

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.

(2)
Includes the impairment of goodwill within the LSS and Aviation reporting units, a one-time charge related to a certain contract of $35 million as defined in the Fourth Amendment to the Senior Credit Facility, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(3)	Includes post employment benefit expense related to severance in accordance with ASC 712 - Compensation, relocation expenses and share based compensation expense.

(4)	Amount includes management fees paid to Cerberus Operations and Advisory Company.

(5)	Includes costs incurred pursuant to ASC 805 - Business Combination.

(6)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED Adjusted EBITDA by Segment
(Amounts in thousands)

	DTH, Inc. CY14 QTD Q3				DTH, Inc. CY13 QTD Q3				DTH, Inc. CY14 YTD Q3				DTH, Inc. CY13 YTD Q3
	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated	Headquarters/ Others	DynAviation	DynLogistics	Consolidated
Operating (loss) income	$(14,245)	$(65,282)	$1,800	$(77,727)	$(12,767)	$11,231	$(12,741)	$(14,277)	$(30,331)	$(43,382)	$(66,974)	$(140,687)	$(31,752)	$75,850	$20,116	$64,214
Depreciation and amortization expense (1)	11,948	371	9	12,328	11,932	459	82	12,473	35,193	1,104	31	36,328	35,859	1,080	531	37,470
Loss on early extinguishment of debt	(242)	—	—	(242)	(230)	—	—	(230)	(862)	—	—	(862)	(230)	—	—	(230)
Noncontrolling interests	(492)	—	—	(492)	(1,197)	—	—	(1,197)	(1,857)	—	—	(1,857)	(3,546)	—	—	(3,546)
Other income (loss), net	766	136	54	956	337	—	—	337	2,202	1,074	38	3,314	(124)	—	—	(124)
EBITDA(2)	$(2,265)	$(64,775)	$1,863	$(65,177)	$(1,925)	$11,690	$(12,659)	$(2,894)	$4,345	$(41,204)	$(66,905)	$(103,764)	$207	$76,930	$20,647	$97,784

Non-recurring or unusual gains or losses or income or expenses and non-cash impairments (3)	700	86,065	236	87,001	230	18	28,925	29,173	3,694	87,582	94,634	185,910	230	30	29,505	29,765
Employee non-cash compensation, severance, and retention expense (4)	262	4,261	614	5,137	1,736	781	689	3,206	1,391	5,135	1,408	7,934	2,808	942	853	4,603
Management fees (5)	210	297	198	705	211	251	209	671	424	571	429	1,424	514	518	458	1,490
Acquisition accounting and Merger-related items (6)	—	571	400	971	(1,092)	—	—	(1,092)	—	884	664	1,548	(3,054)	—	—	(3,054)
Other (7)	198	(58)	—	140	552	36	—	588	108	(91)	—	17	1,267	(284)	—	983
Adjusted EBITDA	$(895)	$26,361	$3,311	$28,777	$(288)	$12,776	$17,164	$29,652	$9,962	$52,877	$30,230	$93,069	$1,972	$78,136	$51,463	$131,571

(1)	Amount includes certain depreciation and amortization amounts which are classified as Cost of services in our Unaudited Condensed Consolidated Statements of Operations.

(2)
We define EBITDA as GAAP net income (loss) attributable to DTH, Inc. adjusted for interest, taxes, depreciation and amortization. We believe these non-GAAP financial measures are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. Non-GAAP financial measures are not intended to be a substitute for any GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of the performance of other companies.

(3)
Includes the impairment of goodwill within the LSS and Aviation reporting units, a one-time charge related to a certain contract of $35 million as defined in the Fourth Amendment to the Senior Credit Facility applicable to the three month period ended September 26, 2014, as well as certain unusual income and expense items, as defined in the Indenture and Senior Credit Facility.

(4)	Includes postemployment benefit expense related to severance in accordance with ASC 712 - Compensation and relocation expense and share based compensation expense.

(5)	Amount includes Cerberus Operations and Advisory Company management fees.

(6)	Includes cost incurred pursuant to ASC 805 - Business Combination.

(7)	Includes changes due to fluctuations in foreign exchange rates, earnings from affiliates not received in cash and other immaterial items.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 26, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$53,357	$170,845
Restricted cash	1,659	1,659
Accounts receivable, net of allowances of $2,593 and $1,621, respectively	479,867	577,136
Other current assets	90,931	124,510
Total current assets	625,814	874,150
Non-current assets	444,528	625,771
Total assets	$1,070,342	$1,499,921
LIABILITIES AND EQUITY
Current liabilities	375,499	552,998
Total current liabilities	375,499	552,998
Long-term debt	642,272	732,272
Long-term deferred taxes	2,554	17,359
Other long-term liabilities	12,137	7,632
Total equity attributable to Delta Tucker Holdings, Inc.	32,209	183,785
Noncontrolling interests	5,671	5,875
Total equity	37,880	189,660
Total liabilities and equity	$1,070,342	$1,499,921

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED OTHER CONTRACT DATA
(Amounts in millions)

	September 26, 2014	December 31, 2013
Backlog(1):
Funded backlog	$962	$1,541
Unfunded backlog	2,073	2,439
Total Backlog	$3,035	$3,980

(1)
Backlog consists of funded and unfunded amounts under contracts. Funded backlog is equal to the amounts appropriated by a customer for payment of goods and services less actual revenue recognized as of the measurement date under that appropriation. Unfunded backlog is the dollar value of unexercised, priced contract options, and the unfunded portion of exercised contract options. Most of our U.S. government contracts allow the customer the option to extend the period of performance of a contract for a period of one or more years.

DELTA TUCKER HOLDINGS, INC. (DTH, Inc.)
UNAUDITED CONDENSED STATEMENT CASH FLOW
(Amounts in thousands)

	For the nine months ended
	September 26, 2014	September 27, 2013
Cash Flow Information:
Net cash used in operating activities	$(17,721)	$(30,245)
Net cash used in investing activities	(5,302)	(2,639)
Net cash used in financing activities	(94,465)	(44,129)

Net cash used in operating activities	(17,721)	(30,245)
Less: Purchase of property and equipment, net	(7,129)	(1,654)
Proceeds from sale of property, plant and equipment	44	177
Less: Purchase of software	(1,101)	(2,681)
Free cash flow	$46,783	$(34,403)